Exhibit 99.3

Magenta Therapeutics and Dianthus Therapeutics

Merger Agreement Announcement

Webcast Call Transcript

WEDNESDAY, MAY 3, 2023 8:30am

CORPORATE PARTICIPANTS

Steve Mahoney, President and Chief Financial and Operating Officer of Magenta

Marino Garcia, President and Chief Executive Officer of Dianthus Therapeutics

Sim Randhawa, Chief Medical Officer of Dianthus Therapeutics

PRESENTATION

Steve Mahoney, President and Chief Financial and Operating Officer of Magenta

Thank you, operator, and good morning everyone.

Slide 3

Before I begin, I want to remind everyone that this discussion and the accompanying presentation will contain forward-looking statements based upon the current expectations of Magenta Therapeutics and Dianthus Therapeutics, which include, but are not limited to, statements regarding the expected timing, completion, effects and potential benefits of the transaction and our future expectations, plans and prospects for the combined company, including its projected cash runway. Such statements represent management’s judgment and intention as of today and involve assumptions, risks and uncertainties. Magenta and Dianthus undertake no obligation to update any or revise any forward-looking statements. These slides provide an overview of these forward-looking statements and the risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated in these forward-looking statements.

Slide 4

Further, as indicated on these slides, Magenta intends to file a registration statement and accompanying proxy statement and prospectus with the Securities and Exchange Commission relating to the proposed merger. Please be advised to read, when available, the proxy statement and prospectus and other relevant documents filed with the SEC as these will contain important information about Magenta, Dianthus, and the transaction. Once available, these documents can be obtained free of charge from the SEC at sec.gov or on Magenta’s website. Please refer to the accompanying slides for more details on these forward-looking statements. Slide 5

Turning to the transaction, earlier today, we issued a press release that outlines a merger agreement between Magenta Therapeutics and Dianthus Therapeutics, a privately-held, clinical-stage biotechnology company dedicated to advancing the next generation of antibody complement therapeutics for people living with severe autoimmune diseases. This release is available at magentatx.com under the “Investors & Media” tab.

We are excited to announce this merger to create a combined company under the Dianthus Therapeutics name. As we communicated in February of this year, Magenta has conducted a comprehensive review of strategic alternatives for its business and has been focused on maximizing stockholder value. We had a number of strategic options that we thoroughly explored and vetted alongside completing key winddown activities, but we were ultimately compelled by the prospect of combining with Dianthus because of the strength of the science behind their programs and the expertise of their team and their leadership.

This merger has the potential to be transformational, and it provides Magenta stockholders with the opportunity to participate in the Dianthus growth story at a pivotal moment in the evolution of the company. We believe that this transaction represents the highest-potential value creation opportunity for Magenta stockholders and creates a promising path for the future focused on advancing Dianthus’ pipeline of selective antibody complement inhibitors, including its key clinical-stage program, DNTH103. I will now provide an overview of the agreement, the concurrent Dianthus private financing, and the vision for the combined company following the merger. Marino Garcia, CEO and President of Dianthus Therapeutics and Dr. Sim Randhawa, Chief Medical Officer of Dianthus Therapeutics, will present Dianthus and review information on Dianthus’ lead program, DNTH103.

With the combined cash position of the companies, together with the announced concurrent financing, we believe Dianthus can execute through the critical value-driving catalysts of its clinical development strategy. Importantly, the proceeds of this transaction are intended to fund the combined company through multiple anticipated Phase 2 readouts, including a full clinical data set from the planned DNTH103 Phase 2 trial in generalized Myasthenia Gravis expected to be available in the second half of 2025. After the deal has closed, Dianthus expects to have a strong balance sheet with approximately $180 million in cash and cash equivalents to support runway into mid-2026.

Slide 6

We would like to thank the Magenta and Dianthus Board members for their commitment and support as they have unanimously approved the all-stock transaction, which is of course subject to stockholder approval and customary closing conditions.

As an overview of the merger terms, following the close of the deal of the company, it is expected to be renamed to “Dianthus Therapeutics, Inc.” and begin trading on Nasdaq under the ticker symbol “DNTH.” We expect the merger transaction to close in the third quarter of 2023.

To break down the expected $180 million cash on the balance sheet, the deal projects that approximately $60 million net cash will come from Magenta, approximately $50 million net cash will come from Dianthus, and an additional $70 million of cash will come from the concurrent private financing. The expected ownership is approximately 78.7% for pre-merger Dianthus stockholders (and importantly I note that this ownership percentage includes the Dianthus stockholders who are issued shares of Dianthus common stock and pre-funded warrants in the concurrent private financing). Approximately 21.3% will be the ownership percentage for pre-merger Magenta stockholders, subject to adjustment based on Magenta’s net cash at closing, and which also reflects an enterprise value for Magenta of $20 million.

We at Magenta have been impressed with the leadership team at Dianthus and believe in their ability to execute on the strategy going forward. Alison Lawton and Anne McGeorge from the Magenta Board of Directors will join the six members of the Dianthus Board at the time the transaction closes.

With that, I would like to now hand it over to Marino Garcia, President and CEO of Dianthus to tell you about Dianthus Therapeutics.

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Marino Garcia, President and Chief Executive Officer of Dianthus Therapeutics

Slide 7

Thank you Steve and good morning everyone. First off, I want to thank Steve and the Magenta team for their confidence in our team and our mission to bring next-generation complement therapies to patients with significant unmet needs.

I’m very excited about the opportunity this merger represents for Dianthus in fueling our growth and to presenting the Dianthus story today.

Dianthus was founded in 2019 to develop next-generation complement therapeutics targeting severe autoimmune diseases.

And our lead compound DNTH103 is an ideal example of what we mean by next-generation.

DNTH103 is a fully human, potent monoclonal antibody that is designed to selectively target the active C1s protein and only inhibit the classical pathway of the complement system.

The aim is to deliver the unsurpassed clinical activity required and expected from complement therapies in conditions like generalized Myasthenia Gravis, the first indication we will pursue, but with a lower volume, less frequent, and much more convenient subcutaneous injection suitable for a pre-filled pen that patients can self-administer easily at home.

In addition, as a classical pathway inhibitor, DNTH103 is engineered to leave the other complement pathways, the lectin and alternative pathways, intact to fight against the risk of infection from encapsulated bacteria, potentially offering a safer complement therapy than what is approved today for conditions such as generalized Myasthenia Gravis.

These qualities could make DNTH103 a highly differentiated and significant improvement for patients suffering from a number of classical pathway complement-mediated diseases.

It’s an exciting time at Dianthus as we are poised to deliver on potentially multiple value driving catalysts in the next 12 months, including reporting top-line data for our ongoing Phase 1 Healthy Volunteer study later this year and, if successful, then filing our IND to begin our global Phase 2 trial in generalized Myasthenia Gravis in the beginning of 2024.

We are also really excited about building out our pipeline and we have an in-house discovery team with first-hand experience at established complement companies working on identifying other novel next-generation complement therapeutics.

Finally, I am especially proud of the team we’ve been able to assemble at Dianthus which I will highlight on the next slide, supported by a phenomenal board of industry veterans, and further validated by the leading life-science investor syndicate we were able to attract when we closed our $100 million Series A last year in addition to the new investor we’ve been able to attract to our current $70 million financing, in the midst of an especially challenging market environment.

Within one year since announcing our Series A raise, we quickly became a clinical-stage company as we advanced DNTH103 into the clinic, we announced this transformative merger with Magenta, and we believe we are on our way to advancing even more breakthroughs in complement medicine with the brilliant scientists leading our ongoing discovery and clinical efforts.

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Slide 8

As I mentioned, I am especially proud of the scientific and clinical team we’ve assembled at Dianthus. I’ll briefly highlight Sim, who you will hear from later in this presentation, as our Chief Medical Officer with over 20 years’ experience including in autoimmune focused companies like Aurinia Pharmaceuticals, Novartis and Biomarin.

Sim is leading a fantastic clinical development team with experience successfully executing on clinical programs and getting products approved by the FDA in other autoimmune companies and even complement companies like Alexion now AstraZeneca. I’m confident this team will drive continued success in the execution of our clinical plans going forward as we move from our Phase 1 into our first Phase two program in generalized Myasthenia Gravis. The people you can see here are just a few of the talented team members I have the privilege to work with every day.

Slide 9

As I mentioned, we are very proud to have the support from life science industry leaders and investors who believe in our mission. For our $100 million Series A, we had Fidelity, 5AM Ventures, Avidity Partners and Wedbush join our seed investors Tellus, Fairmount and Venrock, who also all participated in the Series A. Concurrent with and subject to, among other things, the closing of this merger, we have secured commitments for a $70 million financing led by Fidelity along with 5AM, Avidity, and our founding investors Fairmount, Tellus BioVentures, and Venrock. I’m especially pleased to welcome our newest investor, Catalio Capital Management to the Dianthus team. This is a top-notch syndicate and I thank them for their support as we move forward with our mission of building an exciting next-generation complement biotech company.

Our board consists of impressive industry veterans but I’d like to make a special welcome to the two Magenta board members that will join alongside the current Dianthus board when the proposed merger is consummated and that’s Alison Lawton and Anne McGeorge. I’m very pleased to have them join our current team and help us guide to new heights in the coming years.

Slide 10

The majority of today’s presentation will focus on our lead clinical candidate, DNTH103, which is our active C1s inhibitor engineered for high potency and a lower dose, with less frequent subcutaneous dosing.

I will now highlight some key catalysts we expect over the next year.

We started our Phase 1 healthy volunteer study in November of last year and are on track to report top-line data later this year, where we aim to confirm the potent PD and favorable PK and half-life.

If successfully completed, we then plan to submit our IND in Q4 of this year to enable the start of our Phase 2 generalized Myasthenia Gravis trial in the first quarter of 2024 with data read out expected in 2025.

But let me be clear that generalized Myasthenia Gravis is just the first of multiple neuromuscular indications we are planning to initiate Phase 2 programs for in 2024.

We are very excited by the potential for DNTH103 to have broad utility across multiple indications, specifically in the Neuromuscular space as we also plan to start two other Phase 2 programs in Multifocal Motor Neuropathy, or MMN, and in Chronic Inflammatory Demyelinating Polyneuropathy, or CIDP. This is just the start of where we want to take DNTH103 in the future.

Additionally, we are planning on conducting an open-label, proof of efficacy study in CAD. The objective for this study would be to provide proof of concept in calendar 2024, demonstrating that targeting the active form of C1s with a low volume, potent antibody like DNTH103 can potentially deliver similar clinical activity but in a much more convenient, lower dose form than non-selective high dose C1s inhibitors.

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Beyond DNTH103, we are working on follow up discovery programs to further build out our next-generation complement pipeline. We look forward to sharing further updates as we progress those toward candidate selection and the clinic.

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Looking more specifically at the opportunity in MG, MMN and CIDP, we can see that just these three rare diseases represent almost 100,000 patients in the US market. But these are just three indications we’ve prioritized and as you can see on the right there are multiple indications we could expand into, many of which don’t have any FDA approved complement therapies to date. There are many new possibilities with DNTH103 as a potent classical pathway inhibitor.

Slide 12

Drilling down further into the opportunity within generalized Myasthenia Gravis, we estimate that the addressable patient population for biologics today is in the range of 17 to 30 thousand patients in the US alone and is already fueling the majority of the growth of multiple current and future blockbusters like Soliris and Ultomiris from AstraZeneca and Vyvgart from Argenx. We believe this is a market ripe for innovation and able to support multiple highly successful products especially those that bring some innovation to the market.

Slide 13

The innovation we at Dianthus are focused on is developing next-generation complement therapeutics that bind only to the active form of the complement protein. As I mentioned earlier, our lead program DNTH103 is engineered to bind and inhibit only the active form of the C1s protein in the complement system. But why is inhibiting only active complement proteins important?

It’s important to understand that the complement system, a part of our innate immune system largely functioning as a defense against bacterial infection, is composed of proteins that circulate in our blood as inactive precursors. When activated by the presence of a pathogen or an antigen-antibody complex, they will activate each other in a cascading fashion, leading to the ultimate consequence, the formation of the membrane attack complex that creates a pore in the cell membrane and therefore lyses or kills the offending cell.

Interestingly, keep in mind that only a very small fraction of the inactive complement proteins we have floating in our blood is activated at any given time.

A significant problem with current approved first-generation complement therapeutics is they bind to both forms, active as well as the inactive proteins, meaning a large portion of the therapy is wasted on inert proteins, requiring higher doses on a more frequent basis, increasing the burden on the patient.

By engineering our antibodies such as DNTH103 to only bind to the active protein, we expect to be able to address the underlying pathology but at a much lower dose and frequency, therefore significantly lowering the treatment burden to the patient.

But we didn’t stop there with DNTH103, we also equipped it with half-life extension technology to further reduce the targeted dosing frequency required.

So what are we trying to achieve with DNTH103 ultimately?

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Slide 14

The goal is to change the standard of care for patients living with generalized Myasthenia Gravis with a potent, lower dose, lower frequency, convenient self-administered subcutaneous complement therapy.

We are confident we will achieve a product profile no current FDA-approved MG therapy has been able to deliver to date, and that is a lower dose, less frequent truly convenient self-administered subcutaneous injection.

As you can see on this chart with approved complement and FCRN inhibitors, none have been able to deliver a DUPIXENT-like product profile, a very well adopted and proven commercial success.

We are aiming to have 300mg delivered in a 2ml subcutaneous self-administered injection only every two weeks, and possibly even less frequent, with a goal of not receiving an FDA boxed warning due to the risk of infection from encapsulated bacteria.

This product profile would be unique and, we believe, highly desirable in the generalized Myasthenia Gravis market.

And our confidence that we are well on track to achieving our target product profile is only growing with the clinical data we have generated to date.

Slide 15

And this target product profile doesn’t just surpass what’s already approved as I just highlighted in the previous slide. The fact is that if you also look at what’s in development for Myasthenia Gravis, there is no product currently under FDA review, whether it’s the higher dose infusions, or the higher dose or more frequent subcutaneous injections and infusions from complement and FCRN inhibitors, that can potentially lower the patient burden and deliver the patient convenience that DNTH103 is designed to deliver.

In summary, we believe DNTH103’s target product profile is superior to the approved products in the market and those currently under FDA review.

I will now pass the call over to Sim, our Chief Medical Officer, to provide more details on DNTH103.

Sim?

Sim Randhawa, Chief Medical Officer of Dianthus Therapeutics

Slide 16

Thanks, Marino. Good morning everyone. So let’s start with a brief overview of the complement system.

Slide 17

The complement system’s main function is to protect us from encapsulated bacteria, such as those that cause meningitis. It does this primarily by forming the membrane attack complex referred to as MAC which can create pores in the walls of these pathogens. It can be activated in 2 different ways. The lectin pathway is activated via specific sugar sequences that are found on the walls of encapsulated bacteria while the classical pathway requires IgG or IgM antibody that is bound to antigen for activation.

The alternative pathway is essentially always on at a low level, but it can spin a lot faster when the other 2 pathways are activated, which results in more MAC formation.

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Therapeutics that inhibit MAC formation from all three sources are called terminal pathway inhibitors and carry FDA boxed warnings related to meningitis infection risk or more broadly encapsulated bacteria and have stringent REMS programs. The more selective classical pathway inhibitor Enjaymo or sutimlimab, which was FDA approved last year for Cold Agglutinin Disease, or CAD, has avoided this boxed warning because MAC formation via lectin and alternative pathways are preserved.

In MG, terminal complement inhibitors are proven effective in the large subset of MG patients who have IgG autoantibody to their acetylcholine receptors. Logically, because this MG patient subset is characterized by classical pathway activation, terminal pathway inhibition may not be required to prevent the formation of MAC.

Slide 18

The C1 complex is the initial component of the classical complement pathway.

It is composed of 3 molecules, C1q, which acts as a carrier for the other 2 molecules, which are C1s and C1r. C1q also binds to the Fc region of IgG, or Igm, when they are bound to antigen.

When C1q binds to at least 2 Fc regions of IgG or IgM bound to antigen, C1r is activated, which then activates C1s. C1s activation is a conformational change, which allows it to act as a protease, cleaving C2 and C4 and initiating the classical pathway, resulting in MAC formation.

What’s really important to understand is that all of these events are happening locally, so they are happening where C1q is bound to the Fc regions of IgG or IgM.

In a healthy state, you could imagine C1q binding to the Fc region of IgG, which are on the surface of encapsulated bacteria resulting in local production of MAC and destruction of that pathogen. However, unfortunately, excessive levels of IgG or IgM autoantibody bound to healthy tissue can also initiate the classical pathway resulting in tissue damage from MAC.

The classical pathway is the only pathway that’s activated by IgG or IgM autoantibody bound to antigen. Therefore, autoimmune indications that are driven by these auto antibodies, are rational targets for an active C1s inhibitor such as DNTH103.

In the majority of MG patients, pathology is driven by IgG antibodies which are known to activate the complement system. Furthermore, we know that that terminal complement inhibition is both approved and has been shown to be a highly effective therapy in this indication.

Therefore, we believe an active C1s inhibitor targeting the classical pathway has the potential to be a safe and effective and convenient therapy without a boxed warning in these AcHR+ MG patients.

Although MG is our first target indication, based on mechanistic common sense and significant unmet need, we have identified 2 other neuromuscular indications CIDP and MMN that are also thought to be driven, at least in a significant segment of patients, by auto antibody activation of the complement system. Therefore, we believe these 2 indications are also targets for DNTH103 development.

Slide 19

MG is a very well characterized disease. In the normal state, when a neuron is stimulated it results in the release of acetylcholine from the end of the neuron into the neuro muscular junction. The acetylcholine will then bind to receptors on the muscle fiber which results in muscle contraction.

In ACHR+ MG, IgG auto antibodies to the acetylcholine receptor are well described. These antibodies result in local C1Q activation and MAC formation resulting in tissue damage and subsequent disruption of acetylcholine mediated muscle stimulation.

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On the left side of this slide is a gray micrograph showing a healthy neuromuscular junction. Notice the folds on the muscle side of the junction maximizing surface area for signal transduction.

The right side illustrates the consequences of MAC driven damage. Now in the grey micrograph you see effaced tissue and a loss of folds on the muscle side.

There is, of course, also extensive animal model and clinical trial data as well as clinical and commercial experience that supports the core role of complement in the pathology observed in ACHR+ MG patients.

Slide 20

MG is a severe disease with no curative therapies and a need for improved therapies.

With approximately 70,000 patients in the US, it is on the upper end of prevalence for a rare disease.

Approximately 85% of MG patients are ACHR+, which is the general target population for complement inhibition.

Presenting symptoms are often due to ocular muscle dysfunction which unfortunately usually progresses to problems swallowing and limb weakness. In addition, approximately 10-20% of patients experience myasthenic crisis, which often requires ventilatory support.

Current treatment is some form of small molecule general immunosuppressant such as steroids azathioprine and mycophenolate mofetil with targeted biologics such as terminal complement and FCRN inhibitors being relatively recent treatment options.

The DNTH103 opportunity is to provide complement like efficacy with improved safety. Specifically, no boxed FDA warning for meningitis and no associated REMS program, as well as providing more convenient and predictable SC dosing in those patients with a life-long disease.

Slide 21

This slide shows the impact of DNTH103 on a hemolytic assay vs two other molecules, ravulizumab a C5 inhibitor and sutimlimab a C1s inhibitor, which were generated using amino acid sequences from patent filings. Hemolytic assays are a standard experiment used to detect the degree of classical pathway activation.

In this specific experiment, we tagged human red blood cells with antibody creating an antigen antibody complex and added human serum, which contained all complement proteins.

The classical pathway was activated with MAC formation on the red blood cells resulting in their lysis. The degree of lysis at baseline was quantified. Then the three complement inhibitors were added and the IC 50, which is the concentration of inhibitor required to prevent 50% of the red blood cell lysis observed at baseline, was determined. Data on the right shows the IC 50 for DNTH103 was far lower than the other molecules. We believe this experiment demonstrated how being selective for the active form of C1s can lead to much lower volume required to achieve 50% reduction in lysis compared to other non-selective inhibitors.

Slide 22

Along with reduced volume, we are also trying to reduce the frequency of administration.

This PK data comes from a single IV infusion of 3mg/ kg or 30 mg/ kg of DNTH103 in non human primates or NHPs.

What we observed is a linear PK with a roughly proportional increase in serum concentration at 3 vs 30 mg/ kg and similar PK curve after cmax suggesting a similar half-life at these very different doses.

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In NHPs, half-life was approximately 21 days. We expect half-life in humans to be significantly greater than that in NHPs based on the YTE half-life extension used in DNTH103.

Slide 23

Now moving to our clinical program, this is the schematic for the Phase 1 healthy volunteer study that we are currently making good progress executing. The nice thing about doing healthy volunteer studies in the complement system is that you can get very good data on mechanistic impact at different doses. We expect to have a very clear idea of what serum concentrations of DNTH103 are required to achieve different target levels of classical pathway inhibition in hemolytic assays in addition to our human half-life. The study consists of several IV and SC single dose cohorts as well as two multiple dose SC cohorts.

Although our development and commercial focus is on SC dosing, there are several IV doses to provide us flexibility with potential IV loading data should we seek to make that option available commercially, as well as plenty of safety headroom for regulatory filings because the 10 mg IV and higher IV doses would be expected to achieve very high cmax.

Slide 24

The objectives of our healthy volunteer study are to confirm our pre-clinical findings of a favorable safety profile with potent classical pathway inhibition and an extended half-life product potentially permitting lower volume, less frequent and consistent subcutaneous dosing.

So far the data to date from 23 healthy volunteers dosed across multiple cohorts has supported these objectives.

Slide 25

This graph is a PK simulation that shows that a 300 mg subcutaneous DNTH103 serum concentration, when dosed every 2 weeks, comfortably exceeded our estimated 90% classical pathway inhibition range in a hemolytic assay or the IC 90.

We believe based on precedent with other complement therapies that a 90% inhibition is what is required to achieve clinical activity in Myasthenia Gravis.

From our available human data so far, we assumed conservatively a 60 day half-life and an IC 90 range of 80-90 ug/ml.

You can see from this simulation with our early human data that a 600 milligram, SC on days 1 and 2, followed by 300 milligrams SC every 2 weeks, starting at day 7 got us comfortably above the IC 90 range quickly and consistently.

Slide 26

We are excited to have an opportunity to meaningfully transform how ACHR+ MG patients are treated.

Our development goal is to deliver a product that is simple to use, convenient for patients, without the terminal pathway inhibitor boxed warning and with predictable dosing that does not require on off therapeutic cycles.

DNTH103 could be a highly differentiated and attractive option for patients when compared to other biologics currently FDA-approved or in development for MG.

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Slide 27

We are looking forward to our near term medical path with meaningful milestones.

Of course, we’re currently executing our healthy volunteer study, and we expect to have top line data for that study in the second half of 2023.

Which will help us finalize dosing for our MG study and should give us the final regulatory data pieces needed to advance DNTH103 into patients with disease.

We plan to initiate a global randomized blinded controlled phase 2 study in MG Q1 2024 and planning for that study is well advanced. We also plan to begin development of DNTH103 in MMN and CIDP in 2024.

Finally, to generate near term efficacy data as we work to execute our phase 2 programs, we also intend to test DNTH103 in an open label CAD trial with data expected first half of 2024. CAD is an attractive target for proof of efficacy given the impressive efficacy of an approved therapeutic targeting active and inactive forms of C1s.

Now I will hand it back to Marino for closing remarks.

Marino Garcia, President & CEO of Dianthus Therapeutics

Slide 28

Thank you Sim.

Based on the evidence we have available, we are confident DNTH103 has the potential to transform the standard of care for many severe autoimmune indications due to:

1)	its well-understood mechanism of action with clear biological rationale to treat indications driven by autoantibody activation of the complement system,

2)	the FDA precedent for safety based on an approved C1s inhibitor that does not have a Boxed Warning or REMS program vs. the FDA approved terminal complement inhibitors,

3)	its engineered YTE half-life extension technology designed to further reduce dosing frequency, and finally,

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the inherent benefits of its selective inhibition of the active form of the complement protein potentially allowing for a lower-dose, lower-volume therapy suitable for patient-friendly administration via a subcutaneous, pre-filled pen.

Our clinical strategy is expected to move DNTH103 through a significant number of near-term, value-driving catalysts, including top-line Phase 1 data expected in the second half of this year, where we are aiming to confirm the extended half-life and potent and selective classical pathway inhibition in a convenient subcutaneous administration.

We then expect to move quickly, initiating a Phase 2 trial by the first quarter of 2024 in Myasthenia Gravis, where there is a clearly an unmet need for a patient-friendly complement therapeutic. And this is just the first of multiple indications we intend to pursue in the near term with DNTH103.

And we are also advancing a next-generation pipeline of additional complement therapeutics targeting known and novel targets leveraging the extensive experience and expertise of our scientists and clinical strategists.

Thank you all for joining us this morning to learn more about the merger agreement with Magenta, the exciting developments at Dianthus, and our vision to advance novel, best-in-class monoclonal antibodies with improved selectivity and potency over existing complement therapies for people living with severe autoimmune diseases such as Myasthenia Gravis.

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We are incredibly excited about the future potential for DNTH103 and look forward to providing additional updates as we continue to advance our programs.

Operator, back to you.

END

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